Fidelity Growth Company

A special meeting of the funds shareholders was held on January 13, 1999. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect as Trustees the following twelve nominees.
	# of	% of
	Votes Cast	Votes Cast
Ralph F. Cox
Affirmative	6,724,088,439.90	93.797
Withheld	444,634,588.31	6.203
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

Phyllis Burke Davis
Affirmative	6,721,351,878.03	93.759
Withheld	447,371,150.18	6.241
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

Robert M. Gates
Affirmative	6,720,948,137.62	93.754
Withheld	447,774,890.59	6.246
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100
	# of	% of
	Votes Cast	Votes Cast
Edward C. Johnson 3d
Affirmative	6,722,591,433.36	93.777
Withheld	446,131,594.85	6.223
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

E. Bradley Jones
Affirmative	6,712,908,507.76	93.641
Withheld	155,814,520.45	6.359
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

Donald J. Kirk
Affirmative	6,725,717,309.70	93.82
Withheld	443,005,718.51	6.18
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100
	# of	% of
	Votes Cast	Votes Cast
Peter S. Lynch
Affirmative	6,725,505,075.80	93.817
Withheld	443,217,952.41	6.183
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

William O. McCoy
Affirmative	6,726,580,201.40	93.832
Withheld	442,142,826.81	6.168
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

Gerald C. McDonough
Affirmative	6,716,677,393.94	93.694
Withheld	452,045,634.27	6.306
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100
	# of	% of
	Votes Cast	Votes Cast
Marvin L. Mann
Affirmative	6,726,004,407.95	93.824
Withheld	442,718,620.26	6.176
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

Robert C. Pozen
Affirmative	6,725,528,051.25	93.817
Withheld	443,194,976.96	6.183
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

Thomas R. Williams
Affirmative	6,719,510,724.55	93.734
Withheld	449,212,303.66	6.266
Abstain	14,482.44	0
TOTAL	7,168,737,510.65	100

PROPOSAL 2
To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the fund.
	# of	% of
	Votes Cast	Votes Cast

Affirmative	4,699,109,675.73	90.844
Against	81,039,000.94	1.567
Abstain	392,559,584.31	7.589
TOTAL	5,172,708,260.98	100

PROPOSAL 3
To authorize the Trustees to adopt an amended and restated Declaration of Trust.
	# of	% of
	Votes Cast	Votes Cast

Affirmative	6,096,875,296.08	85.266
Against	326,513,059.73	4.567
Abstain	727,015,100.07	10.167
TOTAL	7,150,403,455.88	100
Broker
Non Votes	18,334,054.77

PROPOSAL 4
To approve an amended management contract, including a change in performance adjustment benchmark, for Fidelity Growth Company Fund.
	# of	% of
	Votes Cast	Votes Cast

Affirmative	4,466,303,020.20	86.344
Against	219,036,543.75	4.234
Abstain	487,368,697.03	9.422
TOTAL	5,172,708,260.98	100

PROPOSAL 5
To approve a Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Growth Company Fund.
	# of	% of
	Votes Cast	Votes Cast

Affirmative	4,433,545,784.69	85.71
Against	236,112,963.72	4.565
Abstain	503,049,512.57	9.725
TOTAL	5,172,708,260.98	100

PROPOSAL 6
To make Fidelity Growth Company Fund's fundamental policy concerning investments in common stock and securities convertible into common stock non-fundamental.
	# of	% of
	Votes Cast	Votes Cast

Affirmative	4,104,616,277.00	79.351
Against	465,132,477.33	8.992
Abstain	602,959,506.65	11.657
TOTAL	5,172,708.260.98	100

PROPOSAL 7
To amend Fidelity Growth Company Fund's fundamental investment limitation concerning diversification to exclude securities of other investment companies from the limitation.
	# of	% of
	Votes Cast	Votes Cast

Affirmative	4,245,365,059.18	82.072
Against	344,683,430.73	6.664
Abstain	582,659,771.07	11.264
TOTAL	5,172,708,260.98	100